Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of Provident New York Bancorp:

Name	State of Incorporation
Hardenburgh Abstract Company of Orange County, Inc.	New York
High Barney Road LLC	New York
Hudson Valley Investment Advisors, LLC	Delaware
Provident Bank	United States of America
Provest Services Corp.	New York (inactive)
Provest Services Corp. I	New York
Provest Services Corp. II	New York
Provident REIT, Inc.	New York
Provident Municipal Bank	New York
Warsave Development Co.	New York
WSB Funding, Inc.	Delaware